EXHIBIT 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

September 21, 2020

Aspen Group, Inc.

276 Fifth Avenue

Suite 505

New York, New York 10001

Aspen Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Aspen Group, Inc., a Delaware corporation (the “Registrant”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) covering a total of 1,268,844 shares (the “Shares”) of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 1,252,411 shares of Common Stock (the “Option Shares”) issuable upon exercise of outstanding stock options previously granted under the Aspen Group, Inc. 2012 Equity Incentive Plan, as amended (the “2012 Plan”) since July 24, 2017, and the Aspen Group, Inc. 2018 Equity Incentive Plan, as amended (the “2018 Plan” and together with the 2012 Plan, the “Plans”) and (ii) 16,433 shares of Common Stock remaining available for future grants under the Plans. The Registration Statement also includes a reoffer prospectus, prepared pursuant to General Instruction C to Form S-8, in accordance with the requirements of Part I of Form S-3, to be used by the Company’s directors and executive officers (the “Selling Shareholders”), in connection with reoffers and resales on a continuous or delayed basis of 2,555,911 shares of Common Stock, including (i) 688,688 shares previously acquired by the Selling Shareholders under the Plans in the form of restricted stock awards, upon exercise of stock options or vesting of restricted stock units (the “Resale Shares”), (ii) 25,000 shares of Common Stock issued to a director in 2015 outside of the 2012 Plan as compensation for consulting services (the “Service Shares”), (iii) 565,565 shares (the “RSU Shares”) underlying outstanding restricted stock units (the “RSUs”) previously granted under the Plans, and (iv) 1,276,658 shares (the “Affiliate Option Shares”) that may be acquired by the Selling Shareholders pursuant to outstanding stock options previously granted under the Plans.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have also assumed with respect to the shares being registered for reoffers and resales that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the such shares are offered and sold as contemplated by the Registration Statement and (ii) all such shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable reoffer prospectus.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Subject to the foregoing and the qualifications, assumptions and limitations stated herein, it is our opinion that:

(i)

the Resale Shares and the Service Shares are validly issued, fully paid and non-assessable;

Aspen Group, Inc.

September 21, 2020

(ii)

the RSU Shares, when issued upon vesting of the RSUs in accordance with the terms of the 2012 Plan or the 2018 Plan, as applicable, and the applicable award agreements governing such RSUs, will be validly issued, fully paid and non-assessable;

(iii)

the Option Shares, including the Affiliate Option Shares, when issued upon exercise of the stock options in accordance with the terms of the 2012 Plan or the 2018 Plan, as applicable, and the applicable award agreements governing such options, and for the consideration provided for therein or such other lawful consideration as may otherwise be approved by the Board of Directors (the “Board”) of the Company or a committee of the Board, will be validly issued, fully paid and non-assessable; and

(iv)

the shares of Common Stock remaining available for future grants under the Plans, when issued and delivered in accordance with the respective Plan, the applicable award agreements thereunder and the applicable resolutions of the Board or the Compensation Committee thereof, and upon receipt by the Company of any required payment therefor, if such payment is required by the applicable award agreement, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-8 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.

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